Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S - 1 of AtlasClear Holdings, Inc. of our report dated October 15, 2024, relating to our audit of the June 30, 2024 and December 31, 2023 and 2022 financial statements of AtlasClear Holdings, Inc. Our audit report includes an explanatory paragraph relating to AtlasClear Holdings, Inc’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
February 28, 2025